Filed Pursuant to Rule 424(b)(5)

Registration No. 333-236658

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.00% Senior Notes due 2030	$300,000,000	99.476%	$298,428,000	$38,735.95

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 26, 2020)

$300,000,000

ONE Gas, Inc.

2.00% Notes due 2030

The notes due 2030 will bear interest at a rate of 2.00% per year (the “notes”) and will mature on May 15, 2030. Interest on the notes is payable on May 15 and November 15 of each year, beginning on November 15, 2020. We may redeem the notes, in whole or in part, at any time at the redemption prices described under “DESCRIPTION OF THE NOTES—Optional Redemption.”

The notes will be senior unsecured obligations of ours and will rank equally in right of payment with all of our existing and future unsecured senior debt.

Investing in the notes involves risks. See “RISK FACTORS” beginning on page S-7 of this prospectus supplement and on page 6 of the accompanying base prospectus.

	Offering Price to Public(1)	Underwriting Discounts	Proceeds to us Before Expenses
Per note	99.476%	0.750%	98.726%
Total	$298,428,000	$2,250,000	$296,178,000

(1)	Plus accrued interest, if any, from May 4, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

We expect that the notes will be ready for delivery in registered book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York, on or about May 4, 2020.

Joint Book-Running Managers
BofA Securities		Mizuho Securities
Senior Co-Managers
US Bancorp		BOK Financial Securities, Inc.
Co-Managers
J.P. Morgan		Morgan Stanley
RBC Capital Markets		SunTrust Robinson Humphrey
Wells Fargo Securities

The date of this prospectus supplement is April 29, 2020.

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying base prospectus or in a document incorporated into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, the accompanying base prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus. Please read “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION BY REFERENCE” in this prospectus supplement and the accompanying base prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about ONE Gas. It is not complete and does not contain all the information that you should consider before investing in the notes. You should carefully read this prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference herein and therein to understand fully ONE Gas, the terms of the notes and the tax and other considerations that are important in making your investment decision. Please read “RISK FACTORS” and the other cautionary statements in this prospectus supplement, the accompanying base prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference herein, for information regarding risks you should consider before investing in the notes.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us,” the “Company,” “ONE Gas” or similar references mean ONE Gas, Inc. and its consolidated subsidiaries and predecessors.

ONE Gas, Inc.

ONE Gas is incorporated under the laws of the state of Oklahoma. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “OGS,” and is included in the S&P MidCap 400 Index. We are a 100-percent regulated natural gas distribution utility, headquartered in Tulsa, Oklahoma, and one of the largest publicly traded natural gas utilities in the United States. We are successor to the company founded in 1906 as Oklahoma Natural Gas Company, which became ONEOK, Inc. (NYSE: OKE) in 1980. On January 31, 2014, ONE Gas officially separated from ONEOK.

We provide natural gas distribution services to our approximately 2.2 million customers and are the largest natural gas distributor in Oklahoma and Kansas and the third largest in Texas, in terms of customers. We primarily serve residential, commercial and transportation customers in all three states. Our largest natural gas distribution markets in terms of customers are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas. Our three divisions, Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service, distribute natural gas to approximately 88 percent, 72 percent and 13 percent of the natural gas distribution customers in Oklahoma, Kansas and Texas, respectively.

Our Business Strategy

Our mission is to deliver natural gas for a better tomorrow. Our vision is to be a premier natural gas distribution company, creating exceptional value for all stakeholders. Our business strategy is focused on:

•

Safety, Compliance and Reliability—We are committed, first and foremost, to pursuing a zero-incident safety and 100-percent compliance culture through programs, procedures, policies, guidelines and other internal controls designed to mitigate risk and incidents that may harm our employees, contractors, customers, the public or the environment. Additionally, a significant portion of our capital spending is focused on the safety, integrity, reliability and efficiency of our natural gas distribution system.

•

Fostering a High-performing Workforce—The foundation of our company is our employees. Our success begins with a values-driven culture and a commitment to developing a skilled, agile, diverse and engaged workforce where every employee understands that they can and do make a difference.

•

Investing in Our System—As a result of our commitment to enhance the integrity, reliability and safety of our existing infrastructure, we are making significant investments in our existing system. In addition, as some of our service territories continue to experience economic growth, our capital investments for new service lines and main line extensions to serve new customers, predominately in the seven major metropolitan areas we serve, will further contribute to rate base growth.

•

Maintaining a Conservative Financial Profile—As we increase rate base through system investments, we are focused on maintaining a conservative financial profile and providing our customers with reasonable rates, while providing our shareholders with a competitive total return. We believe that maintaining strong credit ratings is prudent as we seek to access the capital markets to fund capital expenditures and for other general corporate purposes.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information concerning ONE Gas, you should refer to the information described under the caption “WHERE YOU CAN FIND MORE INFORMATION” on page S-30 of this prospectus supplement.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete summary of the terms of the notes, see “DESCRIPTION OF THE NOTES” in this prospectus supplement.

Issuer	ONE Gas, Inc.

Notes Offered	$300 million aggregate principal amount of 2.00% notes due 2030.

Maturity	The notes will mature on May 15, 2030.

Interest Rate	The notes will bear interest at the rate of 2.00% per annum, accruing from their issuance.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2020, and at maturity or, if applicable, upon their earlier redemption.

Optional Redemption

Prior to February 15, 2030 (which is the date that is three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part, at any time and from time to time at the redemption price described in this prospectus supplement under “DESCRIPTION OF THE NOTES—Optional Redemption.”

On or after February 15, 2030, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Ranking	The notes will be unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. As of March 31, 2020, we had approximately $1.8 billion of unsecured and unsubordinated indebtedness.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. The covenants restrict our ability, with certain exceptions, to:

• merge or consolidate with another entity or transfer all or substantially all of our property and assets;

• incur liens; and

• enter into sale and leaseback transactions.

The indenture will not limit the amount of unsecured debt we may incur. The indenture restricts our ability to incur secured indebtedness (subject to certain exceptions) unless the same security is also provided for the benefit of holders of the notes.

Use of Proceeds	The aggregate net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and the estimated expenses of this offering payable by us, will be approximately $295.5 million. We anticipate using the net proceeds from this offering to repay amounts outstanding under our commercial paper program and for general corporate purposes. See “USE OF PROCEEDS.”

Further Issues	We may from time to time, without the consent of existing holders, create and issue additional notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and, if applicable, the first payment of interest on the additional notes. Additional notes issued in this manner will be consolidated with, and will form a single series with the notes. If any such additional notes are not fungible with the outstanding notes for U.S. federal income tax purposes, they will be issued with a different CUSIP number (or other applicable identifying number). See “DESCRIPTION OF THE NOTES—Further Issues.”

Risk Factors	An investment in the notes involves risks. See “RISK FACTORS” in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Summary Consolidated Financial and Other Data

Set forth below is our summary historical consolidated financial data for the periods indicated. The operating data for the years ended December 31, 2019, 2018, and 2017 has been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement. The operating data for the three months ended March 31, 2020 and 2019 has been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference into this prospectus supplement. In the opinion of our management, the unaudited interim data includes normal recurring adjustments necessary for a fair statement of the results for these interim periods. Our summary historical results are not necessarily indicative of results to be expected in future periods.

The summary financial data should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statement, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference herein.

	Years Ended December 31,			Three Months Ended March 31,
	2019	2018	2017	2020	2019
	(millions of dollars, except per share data)
Consolidated Income Data:
Revenues (a)	$1,652.7	$1,633.7	$1,539.6	$528.2	$661.0
Cost of natural gas	$687.9	$714.6	$614.5	$226.1	$365.1
Operating income	$295.3	$288.4	$316.7	$133.2	$127.6
Net income	$186.7	$172.2	$163.0	$91.7	$93.7
Earnings per share, diluted	$3.51	$3.25	$3.08	$1.72	$1.76
Dividends declared per share	$2.00	$1.84	$1.68	$0.54	$0.50
Consolidated Cash Flow Data:
Cash flows from operations	$310.3	$467.7	$253.8	$182.7	$122.3
Capital expenditures	$417.3	$394.5	$356.4	$113.5	$83.3

(a)

Reflects the impact of the adoption of new accounting standards in fiscal year 2018 related to revenue recognition and the presentation of net periodic benefit costs. See Note 1 of the Notes to Consolidated Financial Statements in our Annual Report Form 10-K for the year ended December 31, 2019 for additional information regarding our adoption of these standards.

	Years Ended December 31,		Three Months Ended March 31,
	2019	2018	2020
	(millions of dollars, except per share data)
Consolidated Balance Sheet Data:
Total assets	$5,708.3	$5,468.6	$5,674.9
Notes payable	$516.5	$299.5	$474.7
Long-term debt, including current maturities	$1,286.1	$1,285.5	$1,286.2
Total equity	$2,129.4	$2,042.7	$2,189.0

RISK FACTORS

An investment in the notes involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus as provided under “WHERE YOU CAN FIND MORE INFORMATION,” including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the risk factors described under “RISK FACTORS” in each such report. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus also contain forward-looking statements that involve risks and uncertainties. Please read “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” in this prospectus supplement and in the accompanying base prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Risks Related to the Notes

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities for which there is no established public market. Although we have registered the offer and sale of the notes under the U.S. Securities Act of 1933, as amended (the “1933 Act”), we do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in each series of notes, as permitted by applicable laws and regulations, they are not obligated to do so, and they may discontinue their market making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within a time or at a price you desire or at all.

USE OF PROCEEDS

The aggregate net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and the estimated expenses of this offering payable by us, will be approximately $295.5 million. We anticipate using the net proceeds from this offering to repay amounts outstanding under our commercial paper program and for general corporate purposes.

At March 31, 2020, we had approximately $474.7 million of commercial paper outstanding. Our outstanding commercial paper matures not later than 270 days after its date of issue and has a weighted average interest rate of approximately 1.98% per year.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020, on:

•	a historical basis; and

•	as adjusted basis to give effect to the issuance and sale of the notes and the anticipated use of proceeds as described under “USE OF PROCEEDS.”

This table should be read in conjunction with our historical consolidated financial statements and the notes to those financial statements that are incorporated by reference into this prospectus supplement and the accompanying base prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference herein.

	March 31, 2020
	Historical	As Adjusted
	(millions of dollars)
Cash and cash equivalents	$11.1	$11.1

Notes payable	$474.7	$179.2
Current maturities of long-term debt	$—	$—
Long-term debt, excluding current maturities
Existing Long-term debt, excluding current maturities	$1,286.2	$1,286.2
Notes offered hereby	$—	$295.5
Total long-term debt, excluding current maturities	$1,286.2	$1,581.7

Total debt	$1,760.9	$1,760.9

Total equity	$2,189.0	$2,189.0

Total capitalization	$3,949.9	$3,949.9

DESCRIPTION OF THE NOTES

The following description is a summary of the material terms of our notes. The descriptions in this prospectus supplement and the accompanying base prospectus contain a description of certain terms of the notes and the indenture under which the notes will be issued but do not purport to be complete, and reference is hereby made to the indenture that is an exhibit to the registration statement of which this prospectus supplement and the accompanying base prospectus are a part and to the U.S. Trust Indenture Act of 1939, as amended. This summary supplements the description of debt securities in the accompanying base prospectus and, to the extent it is inconsistent, replaces the description in the accompanying base prospectus. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. The following description of the notes and the description of the debt securities contained in the accompanying base prospectus are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indenture. You may request a copy of the indenture from us as set forth under “WHERE YOU CAN FIND MORE INFORMATION” below. Whenever particular defined terms of the indenture are referred to, those defined terms are incorporated herein by reference. In this “DESCRIPTION OF THE NOTES,” references to “we,” “us” and “our” refer to ONE Gas, Inc. and not to any of its subsidiaries.

General

The notes will be issued under a senior indenture (as amended and supplemented from time to time, including supplements setting forth the terms of the notes) between us and U.S. Bank National Association, as trustee (the indenture, as supplemented, is referred to as the “indenture”).

The notes will be senior debt securities that will be our direct, unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness.

We will issue the notes in an initial aggregate principal amount of $300,000,000.

We will issue the notes in minimum denominations of $2,000 and whole multiples of $1,000 in excess thereof.

The notes will not be subject to a sinking fund provision.

The notes are subject to defeasance at our option as provided in the indenture. Unless we redeem the notes prior to maturity, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 15, 2030.

The indenture does not contain provisions that afford holders of the notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt.

Interest

Interest on the notes will accrue at 2.00% per annum from May 4, 2020. Interest on the notes will be payable in U.S. dollars semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), beginning on November 15, 2020 and at maturity or, if applicable, earlier redemption. Interest payable on an Interest Payment Date will be paid to the Person in whose name the note is registered at the close of business (a) on May 1 or November 1, as the case may be (whether or not a business day in the City of New York), immediately preceding such Interest Payment Date or (b) so long as the notes are global notes in the book-entry form as described below, on the business day immediately preceding such Interest Payment Date. Interest payable at maturity or earlier redemption will be paid against presentation and surrender of the related notes. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any Interest Payment Date, the maturity date or any redemption date is not a business day in New York, New York, the required payment shall be made on the next succeeding day that is a business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next business day.

Optional Redemption

We may redeem the note at any time, prior to February 15, 2030 (which is the date that is three months prior to the maturity date of the notes), in whole or in part, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed that would be due if such notes matured on February 15, 2030, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points for the notes plus in each of (1) and (2) above, accrued interest to, but excluding, the redemption date.

At any time on or after February 15, 2030 (which is the date that is three months prior to the maturity date of the notes), we may redeem the notes, at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes then outstanding to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the notes being redeemed (assuming, for this purpose, that the notes matured on February 15, 2030) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (b) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the notes being redeemed.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc. and Mizuho Securities USA LLC, or their respective affiliates or successors; provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a primary U.S. Government securities dealer in the United States, we will appoint another primary U.S. Government securities dealer as a substitute, and (2) any other U.S. Government securities dealers selected by us.

In case of a partial redemption, selection of the notes for redemption will be made by such method as the trustee deems appropriate and fair and may provide for the selection for redemption of portions of the principal of notes. While the notes are held pursuant to the book-entry system, selection of notes for partial redemption will be made by the depositary pursuant to its practices and procedures. Notice of any redemption will be mailed by first class mail at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Mandatory Redemption

We will not be required to make any mandatory sinking fund payments with regard to the notes or to redeem any of the notes before maturity.

Covenants

The notes will have the benefit of the covenants set forth under “DESCRIPTION OF DEBT SECURITIES—Certain Restrictive Covenants under Our Senior Indenture” and “DESCRIPTION OF DEBT SECURITIES—Consolidation, Merger, Sale or Conveyance” in the accompanying base prospectus.

Events of Default

The notes will have the events of default set forth under “DESCRIPTION OF DEBT SECURITIES—Events of Default, Remedies and Notice” in the accompanying base prospectus.

Further Issues

We may from time to time, without the consent of existing holders, create and issue additional notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and, if applicable, the first payment of interest on the additional notes. Additional notes issued in this manner will be consolidated with, and will form a single series with the notes. If any such additional notes are not fungible with the outstanding notes for U.S. federal income tax purposes, they will be issued with a different CUSIP number (or other applicable identifying number).

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Trustee and Paying Agent

We maintain customary banking relationships with U.S. Bank National Association, the trustee, paying agent and registrar under the indenture and the notes.

Book-Entry System

We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA./NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in

Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A will act as depositary for Clearstream, Luxembourg and JP Morgan Chase Bank will act as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying base prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement or the accompanying base prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The U.S. Securities and Exchange Commission (the “SEC”) has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent. Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice;

•	an event of default occurs and is continuing with respect to the notes; or

•	we determine in our sole discretion that we will no longer have notes represented by global securities.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying base prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying base prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain material U.S. federal income tax consequences of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of notes and you acquire the notes in this offering for cash at a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes are sold for money to investors (other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•

an accrual method taxpayer that, for U.S. federal income tax purposes, is required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement (as defined in section 451(b) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”));

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities.

If you are a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holding notes or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level, and you should consult your own tax advisor regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local, or non-U.S., income tax or any U.S. federal estate and gift tax consequences, any tax consequences under the Medicare tax on certain investment income or other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS with respect to the tax consequences of the purchase, ownership or disposition of the notes. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “U.S. persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “U.S. person.”

Payments of Interest

It is anticipated, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount. Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

Upon the sale, redemption, retirement, exchange or other taxable disposition (each, a “disposition”) of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not yet included in your gross income in the manner described under “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—U.S. Holders—Payments of Interest”);

•	your tax basis in the notes.

Your tax basis in your notes generally will be their cost. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder (including an individual), under current law, your long-term capital gain generally is subject to a preferential rate of U.S. federal income tax.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments to a U.S. holder of interest on the notes and the proceeds of a disposition of the notes.

In general, “backup withholding” (currently at a rate of 24%) may apply:

•	to any payments made to you on your note, and

•	to payment of the proceeds of a sale or other disposition of your note,

if you are a U.S. holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules and you do not otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (which may result in you being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and you are neither a U.S. holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) (a “non-U.S. holder”).

U.S. Federal Withholding Tax

Subject to the discussions below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax generally will not apply to payments by us or our paying agent (in its capacity as such) of principal of the notes and, under the “portfolio interest” exception of the Internal Revenue Code, interest on your notes, provided that in the case of interest:

•

you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a signed written statement, on a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be associated with you, certifying under penalties of perjury that you are not a U.S. person within the meaning of the Internal Revenue Code to:

(a)	the applicable withholding agent; or

(b)

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and you, has received the signed, written statement described above from you and provides the applicable withholding agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax unless you provide the applicable withholding agent with a properly completed (1) IRS Form W-8ECI stating that interest paid on your notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. You should consult your own tax advisor regarding the availability of the “portfolio interest” exception and other above exemptions, as well as the procedures for obtaining the “portfolio interest” exception and other above exemptions, if available.

Any gain recognized upon a disposition of your note (other than any amount attributable to accrued but unpaid interest not yet included in your gross income, which is subject to the rules for interest described above) generally will not be subject to U.S. federal withholding tax, subject to the discussion below regarding backup withholding.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (discussed above) and backup withholding and FATCA (discussed below), you generally will not be subject to U.S. federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the disposition of your notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” (or, if you are an individual, a fixed base) maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” (or, if you are an individual, a fixed base) maintained by you), the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. holder (although the interest will be exempt from U.S. federal withholding tax discussed in the preceding paragraphs if you provide to the applicable withholding agent a properly completed IRS Form W-8ECI on or before any payment date to claim the exemption). In addition, if you are a non-U.S. holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of interest on the notes to you if you have provided to the applicable withholding agent the required certification that you are not a “U.S. person” within the meaning of the Internal Revenue Code as described in “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES—Non-U.S. Holders—U.S. Federal Withholding Tax” above, and provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person. However, the applicable withholding agent may be required to report to the IRS and your payments of interest on the notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding (currently at a rate of 24%). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that is a U.S. person (as defined in the Internal Revenue Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both backup withholding and information reporting unless you provide a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that you are not a U.S. person or you otherwise establish an exemption, provided the broker does not have actual knowledge or reason to know that you are a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury guidance (collectively referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the notes) and (ii) the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest (including a disposition of the notes). Under proposed Treasury regulations issued in December 2018, which may be relied upon pending finalization, the withholding tax on gross proceeds is eliminated and, consequently, FATCA withholding on gross proceeds is not expected to apply. This withholding tax generally applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (a) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (b) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a U.S. holder or a non-U.S. holder holds its notes will affect the determination of whether such withholding is required. We will not pay any additional amounts to U.S. holders or non-U.S. holders in respect of any amounts withheld under FATCA. U.S. holders that own their interests in a note through a foreign entity or intermediary, and non-U.S. holders, are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the notes described in this prospectus supplement through the underwriters named below. BofA Securities, Inc. and Mizuho Securities USA LLC are the joint book-running managers of this offering and are acting as the representatives of the underwriters. We have entered into an underwriting agreement with the representatives on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of notes listed next to its name in the following table:

Underwriters	Aggregate Principal Amount of the Notes
BofA Securities, Inc.	$84,000,000
Mizuho Securities USA LLC	84,000,000
U.S. Bancorp Investments, Inc.	48,000,000
BOK Financial Securities, Inc.	24,000,000
J.P. Morgan Securities LLC	12,000,000
Morgan Stanley & Co. LLC	12,000,000
RBC Capital Markets, LLC	12,000,000
SunTrust Robinson Humphrey, Inc.	12,000,000
Wells Fargo Securities, LLC	12,000,000

Total	$300,000,000

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject, among other things, to the approval of certain legal matters by their counsel and certain other conditions. The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market for the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.500% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.250% of the principal amount of the notes to certain dealers. After the initial public offering, the public offering price and other selling terms may be changed.

The expenses of the offering payable by us, not including the underwriting discount, are estimated at $0.7 million.

Price Stabilization, Short Positions

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us for which they will receive customary fees. The trustee under the indenture is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day (T+3) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement should consult their own advisors.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121. If FINRA Rule 5121 is applicable, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the 1933 Act.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying base prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. The notes are not being offered to the public in the United Kingdom.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Various legal matters, including the validity of the notes offered by this prospectus supplement, will be passed on for ONE Gas by GableGotwals, Tulsa, Oklahoma. The validity of the notes will be passed on for the underwriters by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to ONE Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated in this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “likely,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this prospectus supplement. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;

•

the length and severity of a pandemic or other health crisis, such as the recent outbreak of COVID-19, including its impacts to our operations, customers and employees, and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•

indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•

our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•

the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•

the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow or (iii) access to the capital markets;

•

changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber-attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•

our ability to comply with all covenants in our indentures, our $700 million unsecured revolving credit agreement and our $250 million 364-day unsecured revolving credit agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•

unexpected increases in the costs of providing health care benefits, along with pension and postretirement health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•

the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under the caption “RISK FACTORS” in this prospectus supplement, the accompanying base prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Report of Form 10-Q for the quarter ended March 31, 2020 and in our other filings that we make with the SEC, which are available via the SEC’s website at www.sec.gov and our website at www.onegas.com. Information contained in our website does not constitute part of this prospectus supplement or the accompanying base prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Except as specifically described below, information included on the SEC’s website is not incorporated by reference into this prospectus supplement.

The SEC allows us to “incorporate by reference” information in documents that have been filed with it. We have elected to use a similar procedure in connection with this prospectus supplement, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus supplement. Any statement contained in this prospectus supplement or a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below that were filed by us with the SEC and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the time that we sell all the securities offered by this prospectus supplement; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K (File No. 1-36108) for the year ended December 31, 2019, filed with the SEC on February 20, 2020;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A (File No. 1-36108) for our 2020 Annual Meeting of Shareholders, filed with the SEC on April 1, 2020;

•	Quarterly Report on Form 10-Q (File No. 1-36108) for the quarter ended March 31, 2020, filed with the SEC on April 28, 2020;

•

Current Reports on Form 8-K (File No. 1-36108) filed with the SEC on January 22, 2020 (Item 8.01), February  12, 2020 (Item 5.02), February  25, 2020 (Items 8.01 and 9.01), February  26, 2020 (Items 1.01 and 9.01), April  7, 2020 (Items 1.01, 2.03 and 9.01), April  27, 2020 (Item 8.01), and April 27, 2020 (Items 5.03 and 9.01).

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated by reference that exhibit into the filing) at no cost, by writing or telephoning us at the following address:

ONE Gas, Inc.

15 East Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 947-7000

PROSPECTUS

ONE Gas, Inc.

Debt Securities, Common Stock, Stock Purchase Contracts,

Stock Purchase Contract Units, Preferred Stock, Depositary Shares and Warrants

We may offer and sell, from time to time in one or more issuances, (1) one or more series of debt securities, which may be senior or subordinated notes or debentures, or other senior or subordinated evidences of indebtedness, and which may include terms permitting or requiring holders to convert or exchange their debt securities for common stock, preferred stock or other securities, (2) shares of our common stock, (3) stock purchase contracts, (4) stock purchase contract units that consist of (a) a stock purchase contract and (b) senior or subordinated debt securities, or preferred stock, U.S. Treasury securities or other debt obligations of third parties, that may be used to secure the holders’ obligations under a purchase contract, (5) shares of our preferred stock, which may include terms permitting or requiring holders to convert or exchange their preferred stock for common stock or other securities, (6) depositary shares or (7) warrants.

We will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and each related prospectus supplement carefully before you make an investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “OGS.”

If any offering involves underwriters, dealers, or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in these securities involves certain risks. Please read “RISK FACTORS” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2020.

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “WHERE YOU CAN FIND MORE INFORMATION” and “INCORPORATION BY REFERENCE.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “WHERE YOU CAN FIND MORE INFORMATION.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“ONE Gas,” “we,” “our,” “us” or similar references mean ONE Gas, Inc. and its subsidiaries, predecessors and acquired businesses;

•	“common stock” mean our common stock, par value $0.01 per share;

•	“preferred stock” mean our preferred stock, par value $0.01 per share; and

•	“securities” mean the debt securities, common stock, stock purchase contracts, stock purchase contract units, preferred stock, depositary shares and warrants described in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the securities offered by this prospectus. The registration statement, including the documents that have been filed or will be filed or incorporated by reference as exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.onegas.com. Information on our website does not constitute part of this prospectus or the accompanying prospectus supplement and is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the accompanying exhibits for more information about us and our securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any portions of the respective filings that were furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offerings under this prospectus:

•	The Company’s Annual Report on Form 10-K (File No. 001-36108) for the year ended December 31, 2019 filed on February 20, 2020;

•	The Company’s Current Reports on Form 8-K (File No. 001-36108) filed on January 22, 2020 (Item 8.01), February 12, 2020 and February 25, 2020; and

•

The description of capital stock provided under the heading “DESCRIPTION OF CAPITAL STOCK” in the Information Statement attached as Exhibit  99.1 to the Company’s Registration Statement on Form 10-12B (File No. 001-36108) initially filed with the SEC on October 1, 2013, as amended, together with any amendment or report filed with the SEC for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONE Gas, Inc.

15 East Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 947-7000

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “likely,” and other words and terms of similar meaning. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include those set forth in the section entitled “RISK FACTORS,” as well as the following:

•	our ability to recover operating costs, income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•

indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•

our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•

the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•	our ability to generate sufficient cash flows to meet all our liquidity needs;

•

changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•

the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•

the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK, Inc. (“ONEOK”); and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation, except as may otherwise be required by the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT ONE GAS

We are an independent, publicly traded, 100 percent regulated natural gas distribution utility. We are one of the largest natural gas utilities in the United States. We are an Oklahoma corporation and are the successor to the company founded in 1906 as Oklahoma Natural Gas Company. Our Common Stock is listed on the New York Stock Exchange under the trading symbol “OGS.” We are the largest natural gas distributor in Oklahoma and Kansas and the third largest in Texas, providing service as a regulated public utility. We serve residential, commercial and industrial, transportation and wholesale and public authority customers in all three states. Our largest natural gas distribution markets in terms of customers are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas.

The address for ONE Gas’ principal executive offices is 15 East Fifth Street, Tulsa, Oklahoma 74103, and its telephone number is (918) 947-7000.

RISK FACTORS

Before you invest in our securities, you should carefully consider those risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations or cash flow could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, ONE Gas will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following description states the general terms and provisions of our debt securities. The debt securities will be unsecured obligations of ONE Gas and will be either senior or subordinated debt. Senior debt will be issued under a senior indenture dated January 27, 2014 between us and U.S. Bank National Association, as trustee, as supplemented from time to time. Subordinated debt will be issued under a subordinated indenture. We have filed the form of the subordinated indenture as an exhibit to the registration statement of which this prospectus is a part. The senior indenture and the subordinated indenture are sometimes referred to in this prospectus individually as an “Indenture” and collectively as the “Indentures.” The terms of the debt securities will include those set forth in the applicable Indenture and those made a part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended. Each prospectus supplement that we provide when we offer debt securities will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. Unless otherwise specified in this prospectus, the term “debt securities” includes senior debt securities and subordinated debt securities and the descriptions of the debt securities describe both the senior debt securities and the subordinated debt securities unless otherwise specified in this prospectus or any prospectus supplement.

We have summarized the material terms and provisions of the Indentures in this section. The summary is not complete. We have filed, or incorporated by reference, the senior indenture and form of subordinated indenture as exhibits to the registration statement of which this prospectus forms a part. You should read the applicable Indenture for additional information before you buy any debt securities. Each of the Indentures is qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. The following description of the debt securities is not complete and is subject to, and is qualified in its entirety by, reference to all the provisions of the Indentures and the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the applicable Indenture. For purposes of this “DESCRIPTION OF DEBT SECURITIES,” when we refer to “us,” “we,” “our,” “ours” or “ONE Gas,” we are describing ourselves, ONE Gas, Inc. only, and not any of our subsidiaries.

Debt securities issued under either Indenture will be issued as part of a series that will be established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of debt securities. A prospectus supplement will describe these terms and will include, among other things, the following:

•	the title of the debt securities of the particular series and whether the debt securities will be senior debt securities or subordinated debt securities;

•	the total principal amount of those debt securities and the percentage of their principal amount at which we will issue those debt securities;

•	the date or dates on which the principal of those debt securities will be payable;

•

the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	the place or places where payments on those debt securities will be made, where holders may surrender their debt securities for transfer or exchange and where to serve notices or demands;

•	any provisions for optional redemption or early repayment;

•	any provisions that would obligate us to redeem, purchase or repay those debt securities;

•	any provisions for conversion or exchange of the debt securities;

•	whether payments on the debt securities of the particular series will be payable by reference to any index, formula or other method;

•	any deletions from, changes of or additions to the events of default, covenants or other provisions described in this prospectus;

•	the portion of the principal amount of those debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•

any additional means of defeasance of all or any portion of those debt securities, any additional conditions or limitations to defeasance of those debt securities or any changes to those conditions or limitations;

•	any provisions granting special rights to holders of the debt securities of the particular series upon the occurrence of events identified in the prospectus supplement;

•

if other than the trustee, the designation of any paying agent or security registrar for those debt securities and the designation of any transfer or other agents or depositories for those debt securities;

•

whether we will issue the debt securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

•	the denominations in which we will issue the debt securities of the particular series or in which they may be owned, if other than $2,000 or any integral multiple of $1,000; and

•

any other terms or conditions that are consistent with the applicable Indenture, which may include the applicability of or change in the subordination provisions of the applicable Indenture or providing collateral, security, assurance or guarantee for a series of debt securities.

We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These discounted debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement certain United States federal income tax consequences and other special considerations.

Ranking

The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under “—Subordination Provisions for Subordinated Debt Securities.”

Certain Restrictive Covenants under Our Senior Indenture

Under the senior indenture, we have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding or, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Certain Definitions.”

Other than the restrictions contained in the senior indenture on Liens and Sale-Leaseback Transactions described in this section, the Indentures will not contain any covenants or other provisions designed to protect holders of the debt securities in the event ONE Gas participates in a highly leveraged transaction, unless the prospectus supplement for the series states otherwise. The Indentures and the debt securities also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating. In addition, the Indentures will not limit our ability to incur indebtedness or limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

Limitation on Liens

ONE Gas will not, and will not permit any Restricted Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any Principal Property, or on Capital Interests or Debt of any Restricted Subsidiary, without making effective provision for the outstanding debt securities under the senior indenture (except as otherwise specified pursuant to an applicable supplemental indenture) to be secured by the Lien equally and ratably with (or prior to) any and all Debt and obligations secured or to be secured thereby for so long as such Debt is so secured. The foregoing restriction will not apply to:

•	any Lien existing on the date of the senior indenture;

•

any Lien on any Principal Property or Restricted Securities of any Person existing at the time such Person is merged or consolidated with or into ONE Gas or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary;

•

any Lien on any Principal Property existing at the time of acquisition of such Principal Property by ONE Gas or a Restricted Subsidiary, whether or not assumed by ONE Gas or such Restricted Subsidiary; provided that no such Lien may extend to any other Principal Property of ONE Gas or any Restricted Subsidiary;

•

any Lien on any Principal Property (including any improvements on an existing Principal Property) of ONE Gas or any Restricted Subsidiary, and any Lien on the Capital Interests of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property (or to secure Debt incurred by ONE Gas or a Restricted Subsidiary for the purpose of financing all or any part of such cost); provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement, or commencement of commercial operation of such Principal Property; and provided, further, that no such Lien (unless otherwise permitted) may extend to any other Principal Property of ONE Gas or any Restricted Subsidiary, other than any theretofore unimproved real property on which the Principal Property is so constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Debt owing to ONE Gas or to another Restricted Subsidiary;

•

any Lien in favor of governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure Debt incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Debt;

•

carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings;

•

Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974, as amended) on the property of ONE Gas or any of its Restricted Subsidiaries incurred, or pledges or deposits required, in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•

Liens securing taxes that remain payable without penalty or which are being contested in good faith by appropriate proceedings where collection thereof is stayed; provided that ONE Gas or any Restricted Subsidiary has set aside on its books reserves with respect to such taxes (segregated to the extent required by U.S. generally accepted accounting principles) deemed by it to be adequate;

•	any right that any municipal or governmental body or agency may have by virtue of any franchise, license or contract to purchase or designate a purchaser of, or order the sale of, any property of ONE

Gas or any Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of ONE Gas or any Restricted Subsidiary;

•

any Liens, neither assumed by ONE Gas or any Restricted Subsidiary nor on which ONE Gas or any Restricted Subsidiary customarily pays interest, existing upon real estate, or rights in or relating to real estate acquired by ONE Gas or any Restricted Subsidiary for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•

easements or reservations in any property of ONE Gas or any Restricted Subsidiary for the purpose of roads, pipe lines, hydrocarbon transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other like purposes, and zoning ordinances, regulations and restrictions which do not impair the use of such property in the operation of the business of ONE Gas or any Restricted Subsidiary;

•

any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing exceptions, provided that the Debt secured thereby may not exceed the principal amount of Debt so secured at the time of such renewal or refunding, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements thereon, Capital Interests or Debt that secured the Lien renewed or refunded; or

•

any Lien not permitted above securing Debt that, together with the aggregate outstanding principal amount of other secured Debt that would otherwise be subject to the foregoing restrictions (excluding Debt secured by Liens permitted under the foregoing exceptions) and the Attributable Indebtedness in respect of all Sale-Leaseback Transactions (not including Attributable Indebtedness in respect of any such Sale-Leaseback Transactions described in third or fourth bullet points under “—Limitation on Sale-Leaseback Transactions” below) would not then exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale-Leaseback Transactions

ONE Gas will not, and will not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction unless:

•

ONE Gas or a Restricted Subsidiary would be entitled, without securing the outstanding debt securities under the senior indenture, to incur Debt secured by a Lien on the Principal Property that is the subject of such Sale-Leaseback Transaction;

•	the Attributable Indebtedness associated therewith would be in an amount permitted under the last bullet point under “—Limitation on Liens” above;

•

the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale-Leaseback Transaction are used for the business and operations of ONE Gas or any of its Subsidiaries; or

•

within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale-Leaseback Transaction is applied to the prepayment (other than mandatory prepayment) of any outstanding debt securities under the senior indenture or Funded Debt of ONE Gas or a Restricted Subsidiary (other than Funded Debt that is held by ONE Gas or any Restricted Subsidiary or Funded Debt of ONE Gas that is subordinate in right of payment to any outstanding debt securities under the senior indenture).

Certain Definitions

As used in the foregoing description of covenants by which we are bound pursuant to the senior indenture, the following terms have the following meanings:

“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction involving any Property, as of the time of determination, the least of (i) the fair market value of such Property (as determined in good faith by the board of directors); (ii) the present value of the total Net Amount of Rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which the lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease, compounded semiannually; and (iii) if the obligation with respect to such Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a Capital Lease Obligation for financial reporting purposes in accordance with U.S. generally accepted accounting principles, the amount equal to the capitalized amount of such obligation required to be paid by the lessee as determined in accordance with U.S. generally accepted accounting principles and included in the financial statements of the lessee.

“Capital Interests” of any person means any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock of such person, including, without limitation, with respect to partnerships, partnership interests (whether general or limited), and with respect to limited liability companies, member interests and any other interest or participation that confers on the holder thereof the right to receive a share of the profits and losses of, or distributions of assets of, such person.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with U.S. generally accepted accounting principles.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets included in the most recent quarterly or annual balance sheet of ONE Gas and its consolidated Subsidiaries prepared in accordance with U.S. generally accepted accounting principles less applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet, provided, however, that there shall not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same shall not have been finally determined; (ii) appropriate allowance for minority interests in Capital Interests of Subsidiaries; and (iii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles reflected in such balance sheet.

“Debt” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of borrowed money.

“Funded Debt” means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Joint Venture” means any person (including non-wholly owned Subsidiaries) in which any of the Company or any of its Restricted Subsidiaries is directly the owner of any Capital Interest, provided that such Capital Interest (taken together with all Capital Interests, if any, owned by the Company or any of its other Restricted Subsidiaries in such person) constitutes not more than 60% of the issued and outstanding Capital Interests of such person.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Debt. However, the following types of transactions will not be considered to result in a Lien: (i) any acquisition by ONE Gas or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (ii) any conveyance or assignment whereby ONE Gas or any Restricted Subsidiary conveys or assigns to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (iii) any Lien upon any property or assets either owned or leased by ONE Gas or any Restricted Subsidiary or in which ONE Gas or any Restricted Subsidiary owns an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of such property or assets (or property or assets with which it is unitized) the payment to such Person or Persons of ONE Gas’ or the Restricted Subsidiary’s proportionate part of such development or operating expenses or (iv) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts, whether or not designated as rent or additional rent, required to be paid on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (1) the net amount determined assuming termination of the lease on the first date such lease may be terminated (in which case such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated) and (2) such net amount assuming no such termination.

“Non-Recourse Debt” means, at any time, Debt incurred after the date of the senior indenture by ONE Gas or a Restricted Subsidiary in connection with the acquisition of property or assets by ONE Gas or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired; provided that, under the terms of such Debt and pursuant to applicable law, the recourse at such time and thereafter of the lenders with respect to such Debt is limited to the property or assets so acquired, or such construction or improvements, including Debt as to which a performance or completion guarantee or similar undertaking was initially applicable to such Debt or the related property or assets if such guarantee or similar undertaking has been satisfied and is no longer in effect.

“Principal Property” means any property located in the United States, except any such property that in the opinion of the board of directors of ONE Gas is not of material importance to the total business conducted by ONE Gas and its consolidated Subsidiaries.

“Property” means any right or interest of ONE Gas or any of its Subsidiaries in and to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Restricted Subsidiary” means any Subsidiary that owns or leases a Principal Property, but not including any Joint Venture.

“Sale-Leaseback Transaction” means any arrangement with any person pursuant to which ONE Gas or any of its Subsidiaries leases any Principal Property that has been or is to be sold or transferred by ONE Gas or its Subsidiaries to such person, other than (a) any such transaction involving a lease for a term of not more than three years or classified as an operating lease under U.S. generally accepted accounting principles, (b) any such transaction between ONE Gas and any of its Subsidiaries or between any Subsidiaries of ONE Gas, and (c) any such transaction executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, development or improvement, or the commencement of commercial operation of ONE Gas’ Principal Property subject to such leasing transaction.

“Subsidiary” of any person means:

•	any person of which more than 50% of the total voting power of Capital Interests entitled (without regard to any contingency) to vote in the election of directors, managers, trustees, or equivalent persons, at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of such person or a combination thereof;

•

in the case of a partnership, any person of which more than 50% of the partners’ Capital Interests (considering all partners’ Capital Interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the Subsidiaries of such person; or

•

any other person with respect to which such person or one or more of the Subsidiaries of such person or a combination thereof has the power to control by contract or otherwise the board of directors, managers, trustees or equivalent governing body or otherwise controls such entity.

Consolidation, Merger, Sale or Conveyance

The Indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our assets. We have agreed, unless we inform you otherwise in the prospectus supplement, however, that we will not consolidate, amalgamate or merge with or into any person, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, whether in a single transaction or a series of related transactions, except in accordance with the provisions of our certificate of incorporation and by-laws, and unless:

•

either (i) ONE Gas shall be the continuing person in the case of a merger or (ii) the resulting, surviving or transferee person if other than ONE Gas (the “Successor Corporation”), shall be a corporation, limited liability company or partnership organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, and the Successor Corporation shall expressly assume, by one or more supplemental indentures, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of ONE Gas under the applicable Indenture and the debt securities according to their tenor;

•

immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Corporation or any Subsidiary thereof as a result of such transaction as having been incurred by the Successor Corporation or such Subsidiary at the time of such transaction), no default or event of default would occur or be continuing; and

•

ONE Gas shall have delivered to the trustee an opinion of counsel stating that such consolidation, amalgamation, merger or disposition and such supplemental indenture(s) (if any) complies with the applicable Indenture.

In case of any consolidation, amalgamation or merger where ONE Gas is not the continuing person, or disposition of all or substantially all of the assets of ONE Gas in accordance with this covenant, the Successor Corporation shall succeed to and be substituted for ONE Gas with the same effect as if it had been named in the applicable Indenture as the respective party to the applicable Indenture, and the predecessor entity shall be released from all liabilities and obligations under the applicable Indenture and the debt securities, except that no such release will occur in the case of a lease of all or substantially all of its assets.

Under the senior indenture, if we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any Restricted Subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the senior debt securities (so long as those senior debt securities are entitled to the protection of the “Limitation on Liens” covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default, Remedies and Notice

Events of Default

Unless we inform you otherwise in the prospectus supplement, each of the following events will be an “event of default” under the Indentures with respect to each series of debt securities:

•	default in any payment of interest on any debt security of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any Note of that series when due, whether at stated maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•

failure on the part of ONE Gas duly to observe or perform any other of the covenants or agreements with respect to the debt securities (other than a covenant default in the performance of which is elsewhere specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring ONE Gas to remedy the same shall have been given, by registered or certified mail, to ONE Gas by the trustee, or to ONE Gas and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of that series at the time outstanding;

•	certain events of bankruptcy, insolvency or reorganization of ONE Gas;

•

default by us or any of our Restricted Subsidiaries in the payment, at maturity and after the expiration of any applicable grace period, of principal of, premium, if any, or interest on indebtedness for money borrowed in the principal amount then outstanding of $100,000,000 or more, or acceleration of any indebtedness for borrowed money of such amount, such that the indebtedness becomes due and payable prior to its maturity date and such acceleration is not rescinded within 60 days after notice thereof has been given to ONE Gas by the trustee or to ONE Gas and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series; provided that, if, prior to the entry of judgment in favor of the trustee for payment of the debt securities of such series, the default under such Indenture or instrument has been remedied or cured by ONE Gas or such Restricted Subsidiary, or waived by the holders of such indebtedness, then the event of default under the Indenture will be deemed likewise to have been remedied, cured or waived; and

•	any other event of default provided for that series of debt securities.

Exercise of Remedies

If an event of default for any series of debt securities, other than an event of default described in the fourth bullet point in the section above, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

If an event of default described in the fourth bullet point in the section above occurs, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series by written notice to the trustee may:

•	waive all past defaults with respect to the debt securities of that series, except with respect to nonpayment of principal, premium or interest; and

•	rescind any acceleration with respect to the debt securities of that series,

but only if:

•	rescinding the acceleration would not conflict with any judgment or decree of a court of competent jurisdiction already rendered; and

•

all existing events of default with respect to the debt securities of such series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely because of acceleration.

If an event of default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the applicable Indenture, to exercise any of its rights or powers under such Indenture at the request or direction of any of the holders of debt securities unless such holders have offered to the trustee reasonable indemnity or security against any costs, liabilities or expenses. No holder of debt securities may pursue any remedy with respect to the applicable Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any costs, liabilities or expenses;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the applicable Indenture;

•	the trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series; or

•	the trustee determines would involve it in personal liability.

Notice of Event of Default

Within 30 days after becoming aware of the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure the default or event of default. In addition, we are required to deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the applicable Indenture.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the event of default by the later of 90 days after the event of default occurs or 30 days after the trustee knows of the event of default. However, except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments, Supplements and Waivers

ONE Gas and the trustee may enter into a supplemental indenture, without the consent of any holder of debt securities to, among other things:

•	provide for the assumption by a successor of our obligations under the applicable Indenture;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	permit the qualification of the applicable Indenture under the Trust Indenture Act;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure any or all of the debt securities;

•	make any change that does not adversely affect the rights of any holder of debt securities; and

•	add or appoint a successor or separate trustee.

In addition, ONE Gas and the trustee may enter into a supplemental indenture if the holders of a majority in aggregate principal amount then outstanding of all debt securities of each series outstanding under the applicable Indenture that would be affected by the supplemental indenture consent to it. No such supplemental indenture, without the consent of each holder of outstanding debt securities of each series outstanding under the applicable Indenture that would be affected, shall:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in a currency other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent; or

•	make any change in the waiver provisions.

The consent of the holders is not necessary under either Indenture to approve the particular form of any proposed supplemental indenture. It is sufficient if such consent approves the substance of the proposed supplemental indenture. After an amendment pursuant to a supplemental indenture becomes effective, we are required to mail to all holders of debt securities of each affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series outstanding under the applicable Indenture, on behalf of all such holders, may waive:

•	compliance by us with certain restrictive provisions of the applicable Indenture; and

•	any past default or event of default under the applicable Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the applicable Indenture cannot be amended without the consent of all holders of the affected series of debt securities.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the applicable Indenture, which we call a “legal defeasance.”

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate the operation of provisions that, among other things:

•	require us to file SEC reports and financial statements with the trustee;

•	require us to preserve our corporate existence;

•	limit our ability to incur indebtedness secured by a Lien, as described above under “—Certain Restrictive Covenants under Our Senior Indenture—Limitation on Liens;”

•	limit our ability to engage in Sale-Leaseback Transactions, as described above under “—Certain Restrictive Covenants under Our Senior Indenture—Limitation on Sale-Leaseback Transactions;”

•	relate to our consolidation or merger or the sale or conveyance of all or substantially all of our assets; and

•	establish certain events of default.

If we decide to make a legal defeasance or a covenant defeasance, however, we may not terminate our obligations to, among other things:

•	register the transfer or exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities;

•	pay the principal of, and premium, if any, and interest on the debt securities at the place and time and in the manner provided in the applicable Indenture or in the debt securities;

•

maintain offices where the debt securities may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the applicable Indenture may be served;

•	appoint a trustee whenever necessary to avoid or fill a vacancy in the office of trustee;

•	maintain provisions relating to paying agents;

•	deliver to the trustee, within 150 days after the end of each fiscal year, a compliance certificate indicating that ONE Gas has complied with all covenants contained in the applicable Indenture;

•	furnish to the trustee a list of the names and addresses of the holders of the debt securities, so long as the trustee is not serving as the registrar with respect to the debt securities;

•

compensate the trustee for all services rendered under the applicable Indenture and to reimburse the trustee for all reasonable expenses incurred in accordance with the provisions of the applicable Indenture;

•	indemnify the trustee for, and hold it harmless against, any loss, liability or expense arising out of the trustee’s performance of its duties under the applicable Indenture;

•	repay amounts returned to ONE Gas by the trustee or paying agent as unclaimed funds;

•	indemnify the trustee and the holders of debt securities against any tax, fee or charge assessed against deposited U.S. government obligations or the principal and interest thereon; and

•

revive and reinstate the obligations of ONE Gas under the applicable Indenture and the debt securities of the defeased series until such time as the trustee or any paying agent is permitted to apply all such money or U.S. government obligations.

We may exercise our legal defeasance option notwithstanding our prior exercise of the covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of:

•	events of default with respect to our compliance with covenants in the applicable Indenture; and

•	cross defaults on other indebtedness for borrowed money.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal of, and premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•

deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination Provisions for Subordinated Debt Securities

Any subordinated debt securities issued under the subordinated indenture will be subordinate and subject in right of payment to the prior payment in full of all of our Senior Indebtedness (as defined below). The following provisions will apply to the subordinated debt securities unless otherwise specified in the prospectus supplement:

Subject to any collateral, security, assurance or guarantee provided for the benefit of any series of subordinated debt securities, if any, the payment of principal, any premium and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Indebtedness before the holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances include the following circumstances:

•

we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors;

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur; and

•

the maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under “—Events of Default, Remedies and Notice—Events of Default.”

In addition, we are generally not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default on our obligation to make payments on our Senior Indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the Senior Indebtedness has been accelerated because of that event of default, this payment blockage upon notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent a holder of Senior Indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of ours that is owed a specific amount but who owns neither our Senior Indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of Senior Indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of Senior Indebtedness we are permitted to have and we may in the future incur additional Senior Indebtedness.

“Senior Indebtedness” is defined in the subordinated indenture to mean, with respect to us,

(i)

the principal, premium, if any, and interest (including interest, whether or not allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) in respect of (A) our indebtedness and obligations related thereto and (B) indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by us;

(ii)	all our capital lease, purchase money and similar obligations;

(iii)	all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement;

(iv)

all our obligations for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any commercial paper, any interest rate swap, any other hedging arrangement, or any obligation under options or any similar credit or other transaction;

(v)	all obligations for indemnification, contributions, earnouts, adjustments of purchase price or similar obligations;

(vi)	all obligations in respect of workers’ compensation claims, self-insurance, indemnities, bid performance, warranty release, appeal, surety and similar bonds;

(vii)	all obligations of the type referred to in clauses (i) through (vi) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(viii)	all obligations of the type referred to in clauses (i) through (vii) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us); and

(ix)	all renewals, extensions, modifications and refunding of obligations of the type referred to in clauses (i) through (viii) above;

whether incurred on or prior to the date of the subordinated indenture or thereafter incurred. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) any Additional Junior Indebtedness, (2) debt securities issued pursuant to the subordinated indenture and guarantees in respect of such debt securities, (3) our trade accounts payable arising in the ordinary course of business (such trade accounts payable being pari passu in right of payment to debt securities issued pursuant to the subordinated indenture), or (4) obligations with respect to which in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are pari passu or junior in right of payment to debt securities issued pursuant to the subordinated indenture. Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Additional Junior Indebtedness” is defined in the subordinated indenture to mean, without duplication and other than the subordinated debt securities, any indebtedness, liabilities, guarantees or obligations of ours or any of our subsidiaries, under debt securities (or guarantees in respect of debt securities or preferred securities) initially issued after the date of the subordinated indenture to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, a finance subsidiary (as such term is defined in Rule 3a-5 under the Investment Company Act of 1940) or other financing vehicle of ours or any subsidiary of ours in connection with the issuance by that entity of preferred securities or other securities that are issued on a pari passu basis with the subordinated debt securities.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Satisfaction and Discharge

The Indentures will cease to be of further effect and will be deemed to have been satisfied and discharged with respect to a particular series of debt securities, when the following conditions have been satisfied:

•

all debt securities of that series have been delivered to the trustee for cancellation, or all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year, and we:

•

irrevocably deposit with the trustee, in trust, funds sufficient to pay and discharge the entire indebtedness on the senior debt securities of that series that had not been previously delivered for cancellation, for principal (and premium, if any) and interest, if any, to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable under the applicable Indenture or have made arrangements for any such payments satisfactory to the payee; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Methods of Receiving Payments on the Debt Securities

All payments in respect of all debt securities represented by a global debt security will be made by wire transfer of immediately available funds to the account specified by the holder of the global debt security to the paying agent with respect to the debt securities, who will initially be the trustee. With respect to any debt securities in certificated form, however, we may choose to make payment at the office of the trustee (or other paying agent) or by mailing a check to the holder’s registered address.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable Indenture. Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent ONE Gas designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

ONE Gas will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agent initially designated by us, we may at any time designate additional transfer agents for any series of debt securities, rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. ONE Gas will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of the debt securities. We, the security registrar or any transfer agent may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security either:

•

during a period beginning 15 days before the day of mailing of a notice of redemption of debt securities of that series selected for redemption and ending on the close of business on that day of mailing; or

•	if ONE Gas has called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

The Trustee

U.S. Bank National Association will be named as the “Trustee” under each Indenture. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

We have provided below a summary description of our capital stock. You should read the full text of our amended and restated certificate of incorporation and amended and restated by-laws, which have been filed as exhibits to our Current Reports on Form 8-K filed with the SEC on May 30, 2018 and on July 27, 2018, as well as the provisions of applicable Oklahoma law.

General

We are authorized to issue a total of 300,000,000 shares of all classes of stock. Of those authorized shares, 250,000,000 are shares of common stock, par value $0.01 per share, of which 11,133 shareholders of record held 52,858,694 shares outstanding as of February 21, 2020, and 50,000,000 are shares of preferred stock, par value $0.01 per share, none of which was outstanding as of February 21, 2020.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

The following description is a summary of the material provisions of our capital stock and various provisions of our certificate of incorporation and by-laws. This summary is not intended to be complete and is qualified by reference to the provisions of applicable law and our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our by-laws. Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our common stock. See “—Higher Vote for Some Business Combinations and Other Actions” and “—Oklahoma Law” below. Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Voting Rights

Holders of our common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors, which means that holders of our common stock will not be able to aggregate their votes in favor of one director. Generally, all matters to be voted on by shareholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

Dividend Rights

Holders of our common stock will share equally on a per share basis in any dividend declared by our board of directors out of funds legally available for that purpose, subject to any preferential rights of holders of any outstanding shares of preferred stock.

Other Rights

Upon voluntary or involuntary liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to creditors and holders of any preferred stock that may be then outstanding, all holders of common stock are entitled to share equally on a pro rata basis in all remaining assets.

No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock or other securities of our company. There are no other subscription rights or conversion rights and there are no sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by our board providing for the issuance of shares of that series or class.

When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock. The issuance of preferred stock will also be subject to our certificate of incorporation.

Amendment of By-laws

Except as otherwise provided by law, our certificate of incorporation or our by-laws, our by-laws may be amended, altered or repealed at (i) a meeting of the shareholders provided that notice of such amendment, alteration or appeal is contained in the notice of such meeting or (ii) a meeting of our board of directors.

All such amendments must be approved by either the holders of at least 80 percent of the voting power of our then outstanding shares of common stock or by a majority of our entire board of directors then in office.

Amendment of the Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation, except as otherwise provided in our certificate of incorporation or as may be provided in the terms of any preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our certificate of incorporation also requires the affirmative vote of the holders of 80% of our then outstanding shares to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things:

•	the number of directors and the manner of electing those directors, including the election of directors to newly created directorships and the classification of our board of directors;

•	provisions relating to changes in the by-laws;

•	a director’s personal liability to us or our shareholders;

•	shareholder ratification of various contracts, transactions and acts; and

•	voting requirements for approval of business combinations.

Shareholder Action; Special Meeting

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our certificate of incorporation provides that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Exculpation and Indemnification

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•

the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken or dissented from the action; or

•	the director or officer derived an improper personal benefit from the transaction.

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was our director, officer, employee or agent; or

•	while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act are, in the opinion of the SEC, against public policy as expressed in the Securities Act and are unenforceable.

Advance Notice Requirements for Shareholder Proposals

At any annual meeting of our shareholders, the only business that may be brought before the meeting is that which is brought:

•	pursuant to our notice of meeting;

•	by or at the discretion of our board of directors; or

•

by any of our shareholders of record at the time the notice is given, who are entitled to vote at the meeting and who have complied with the notice procedures set forth in our by-laws and summarized herein.

For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to our secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. The shareholder notice must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of and the reasons for proposing the matter at the meeting;

•

with respect to the shareholder giving notice or the beneficial owner, if any on whose behalf the proposal is made: (a) the name and address of such person, (b) the class or series and number of shares which are owned beneficially and of record by such person, (c) the name of each nominee holder of shares owned beneficially but not of record and the number of such shares held by each such nominee, (d) whether and the extent to which any derivative instrument, swap, option or similar transaction was entered into by or on behalf of such person or any of its affiliates or associates, and (e) whether and the extent to which any other agreement has been made by or on behalf of such person or any of its affiliates or associates to mitigate loss or manage risk of such person or to increase or decrease the voting power or other interest of such person;

•	a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting;

•	any material interest of such shareholder of record or beneficial owner, if any, on whose behalf the proposal is made, or any of their respective affiliates or associates, in such proposal;

•

a description of all agreements between the shareholder, the beneficial owner, if any, on whose behalf the proposal is made, or any of their respective affiliates or associates, in connection with the proposal of such business by such shareholder; and

•

all other information that would be required to be disclosed by such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in connection with solicitation of proxies for the election of directors in a contested election, pursuant to Regulation 14A of the Exchange Act.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Our certificate of incorporation provides that, subject to various exceptions, including acquiring 85 percent of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other disposition of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10 percent of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

•	a majority vote of all of the independent directors; or

•

the holders of at least 66-2/3% of the outstanding shares otherwise entitled to vote as a single class with the common stock to approve the business combination, excluding any shares owned by the related person.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of our board of directors at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Nomination of Directors

Subject to certain exceptions, only persons nominated in accordance with our by-laws are eligible for election as directors. Our by-laws provide that nominations may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors:

•	by or at the discretion of our board of directors or a committee thereof; or

•	by any of our shareholders of record at the time the notice is given, who are entitled to vote at the meeting and who have complied with the notice procedures set forth herein.

For nominations to be properly brought before an annual meeting, or a special meeting called for the purpose of electing directors, by a shareholder, the shareholder must have given timely notice in writing to our secretary. To be timely, a shareholder’s notice must be received at our principal executive offices in the case of an annual meeting not less than 120 calendar days before the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided, however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. In the case of a special meeting called for the purpose of electing directors, to be timely, the shareholder’s notice must be received at our principal executive offices not later than the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of such date was made. The shareholder notice must set forth:

•

as to each person whom the shareholder proposes to nominate for election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class or series and number of shares of the company that are owned beneficially or of record by such person and any affiliates or associates of such person, (d) the name of each nominee holder of shares owned beneficially but not of record and the number of such shares held by each such nominee, (e) whether and the extent to which any derivative instrument, swap, option or similar transaction was entered into by or on behalf of such person or any of its affiliates or associates, (f) whether and the extent to which any other agreement has been made by or on behalf of such person or any of its affiliates or associates to mitigate loss or manage risk of such person or to increase or decrease the voting power or other interest of such person, (g) such person’s written and executed representation and agreement (in the form provided by our secretary upon written request) that such person (A) is not and will not become a party to any agreement, and has not and will not give any commitment, as to how such person, if elected as a director, will act or vote on any issue or question, (B) is not and will not become a party to any agreement with anyone other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to us in such representation and agreement and (C) in his or her individual capacity, would be in compliance, if elected as a director, and, if elected as a director, will comply with, all of our applicable publicly disclosed confidentiality, corporate governance, conflict of interest, code of conduct and ethics, and stock ownership and trading policies and guidelines as well as Regulation FD; (h) such person’s completed written questionnaire with respect to the background and qualification of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which form of questionnaire shall be promptly provided by our secretary to the requesting shareholder upon written request); and (i) all other information that would be required to be disclosed by such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in connection with solicitation of proxies for the election of directors in a contested election, pursuant to Regulation 14A of the Exchange Act;

•

with respect to the shareholder giving notice or the beneficial owner, if any, on whose behalf the proposal is made: (a) the name and address of such person, (b) the class or series and number of shares which are owned beneficially and of record by such person, (c) the name of each nominee holder of shares owned beneficially but not of record and the number of such shares held by each such nominee, (d) whether and the extent to which any derivative instrument, swap, option or similar transaction was entered into by or on behalf of such person or any of its affiliates or associates, (e) whether and the extent to which any other agreement has been made by or on behalf of such person or any of its affiliates or associates to mitigate loss or manage risk of such person or to increase or decrease the voting power or other interest of such person, (f) representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting, (g) a description of all agreements between the shareholder, the beneficial owner, if any, on whose behalf the proposal is made, or any of their respective affiliates or associates, in connection with the proposal of such business by such shareholder, and (h) all other information that would be required to be disclosed by such shareholder or the beneficial owner, if any, on whose behalf the proposal is made in connection with solicitation of proxies for the election of directors in a contested election, pursuant to Regulation 14A of the Exchange Act; and

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at our request, each proposed nominee must submit to our secretary such other information as we may reasonably require, including such information as may be necessary or appropriate in determining the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

These provisions may impede shareholders’ ability to nominate persons for election as directors.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

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prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

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upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

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on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination was approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

•	subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of the stock of the corporation to an interested shareholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation; and

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

For purposes of the description above and Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15 percent or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Provisions

Our certificate of incorporation provides that we are not subject to the control share provisions of the Oklahoma General Corporation Act. With exceptions, these provisions prevent holders of more than 20 percent of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the control share provisions of the Oklahoma General Corporation Act in the future, this provision may delay the time it takes anyone to gain control of us.

Additionally, to amend the applicable provision of our certificate of incorporation with respect to this matter would require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our outstanding equity securities, voting as a class.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EQ Shareholder Services, a division of Equiniti Trust Company.

Listing

Our shares of common stock are listed on the New York Stock Exchange under the ticker symbol “OGS.”

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE CONTRACT UNITS

We may issue stock purchase contracts for the purchase of our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities or any combination of the above as specified in the applicable prospectus supplement. Each stock purchase contract will entitle the holder thereof to purchase, and obligate us to sell, on specified dates, such securities, at a specified purchase price, all as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase such securities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a stock purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such stock purchase contracts. Stock purchase contracts may require holders to satisfy their obligations thereunder when the stock purchase contracts are issued. Our obligation to settle such prepaid stock purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the prepaid stock purchase contracts will be issued under one of the Indentures. The stock purchase contracts may be issued separately or as part of a stock purchase contract unit that consists of (a) a stock purchase contract and (b) senior or subordinated debt securities, or preferred stock, U.S. Treasury securities or other debt obligations of third parties, that may be used to secure the holders’ obligations under a stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contract units, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the general terms of any stock purchase contracts or stock purchase contract units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the stock purchase contracts, (b) the collateral arrangements and depository arrangements, if applicable, relating to such stock purchase contracts or stock purchase contract units and (c) if applicable, the prepaid stock purchase contracts and the documents pursuant to which such prepaid stock purchase contracts will be issued. Certain United States federal income tax consequences applicable to the stock purchase contracts and the stock purchase contract units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights (to be set forth in the applicable prospectus supplement) include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

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in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants and the price at which you may purchase the debt securities upon exercise;

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in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants and the price at which you may purchase such number of shares of preferred stock of such series upon such exercise;

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in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase such number of shares of common stock upon such exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including:

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in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best-efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

We may use one or more underwriters in the offer or sale of our securities.

•	If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

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We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriter(s) will use our prospectus supplement to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

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If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Underwriters, dealers and agents and their affiliates may engage in transactions with, or perform services for, or be customers of ONE Gas and its affiliates in the ordinary course of business.

Other than our common stock, all securities offered by this prospectus will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the New York Stock Exchange. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any securities.

LEGAL MATTERS

The validity of the securities will be passed upon for ONE Gas by GableGotwals, Tulsa, Oklahoma.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.